Mr. Stefano Di Lullo
16 allée de la Clairière
78590 NOISY LE ROI

Le Plessis Robinson, 23rd December 2008

Employment Agreement Amendment

Dear Sir,

We are pleased to hereby confirm your new contractual conditions concerning your evolution within the Company ELA MEDICAL SAS located Centre d’affaires La Boursidière 92357 LE PLESSIS ROBINSON.

1.	Position

As of 1st January 2009, you will exercise the functions of President of the Cardiac Rhythm Management Business Unit.
You will report directly to the Chief Executive Officer, Sorin Group.

2.	Remuneration

In consideration for the undertaking of your functions, your global brut annual base remuneration shall remain at 260 000 Euros and will be paid to you in 13.1 monthly installments, without any connection able to be made between the amount of this remuneration and an hourly rate of pay.

Your annual bonus currently fixed at 42% shall be revised from 1st April 2009.

You shall also receive a Foreign Service Premium as detailed in Article 81 A II of the General Tax Code (Code Général des Impôts) that provides for the payment of a non-taxable supplementary remuneration to compensate for the inconveniences incurred as a result of your business travel outside of France. The Foreign Service Premium shall be paid in addition to your gross base annual remuneration. This premium is directly linked to your business travel outside of France and is calculated in proportion to the number of days spent abroad.

Given your designation as President of the Cardiac Rhythm Management Business Unit, we estimate that you will spend significantly more than 60 days per year abroad. Consequently, your Foreign Service Premium shall be paid to you as a monthly advance, calculated as 5% of your base annual remuneration for the period from 1st January 2009 to 31st March 2009 and as 15.5% of your base annual remuneration as of 1st April 2009.

The balance of your Foreign Service Premium shall be calculated at the end of each year using a list of your foreign business trips as part of your professional activity. The balance will be paid to you along with your December salary.

It is your responsibility to keep all supporting documentation pertaining to these business trips (mission order, plane tickets, visas, programmes, copies of invoices etc...).

All the remaining clauses of your employment agreement remain unchanged.

If you find the aforementioned terms and conditions acceptable, please return a copy of the present contract to us, signed by yourself preceded by the phrase: “Read and confirmed – Agreed”.

Yours faithfully,

André-Michel BALLESTER
Chief Executive Officer

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